Exhibit 99.3

NEWS RELEASE

Contacts:

Fernando Vivanco	Ryan Weispfenning
Public Relations	Investor Relations
+1-763-505-3780	+1-763-505-4626

FOR IMMEDIATE RELEASE

Medtronic Announces the Pricing Terms of its Cash Tender Offers for Certain

Outstanding Debt Securities Issued by Medtronic, Inc. and Covidien International

Finance S.A.

DUBLIN – March 6, 2019 - Medtronic plc (the “Company”) (NYSE: MDT) today announced the pricing terms of the previously-announced cash tender offers by its wholly-owned subsidiaries, Medtronic, Inc. and Covidien International Finance S.A. (“CIFSA” and, together with Medtronic, Inc., the “Offerors”), for any and all (the “Any and All Tender Offers”) of the $3.1 billion in aggregate principal amount of the outstanding Notes listed in Table 1 below (the “Any and All Notes”) and up to $3.7 billion (the “Aggregate Maximum Purchase Price”) combined aggregate purchase price (excluding accrued and unpaid interest to, but not including, the applicable settlement date and excluding fees and expenses related to the Tender Offers) (the “Maximum Tender Offers” and, collectively with the Any and All Tender Offers, the “Tender Offers”) for the outstanding Notes listed in Table 2 below (the “Maximum Tender Offer Notes,” and, collectively with the Any and All Notes, the “Notes”).

The terms of the Tender Offers are described in the Offer to Purchase, dated February 20, 2019 (the “Offer to Purchase”), and remain unchanged except by (i) the previously announced increases of the Aggregate Maximum Purchase Price and the Series Tender Cap and (ii) the Company’s anticipated acceptance of additional Maximum Tender Offer Notes pursuant to its right to accept up to an additional 2% of the applicable securities without extending the Tender Offers, resulting in effective increases of the Aggregate Maximum Purchase Price to approximately $3.8 billion and the Series Tender Cap to approximately $90.5 million.

The applicable Total Consideration for each series of Notes is based on the applicable reference yield plus a fixed spread, in each case as set forth in the tables below, and is payable to holders of the Notes who validly tendered and did not validly withdraw their Notes on or before 5:00 p.m., New York City time, on March 5, 2019 (the “Early Tender Deadline”) and whose Notes are accepted for purchase by the applicable Offeror. The Reference Yields listed in the tables were determined at 11:00 a.m., New York City time, on March 6, 2019 by the lead dealer managers (identified below). The applicable Total Consideration for each series of Notes includes an early tender premium of $30 per $1,000 principal amount of Notes validly tendered and not validly withdrawn by such holders and accepted for purchase by the applicable Offerors (the “Early Tender Premium”).

Table 1: Any and All Notes

Title of Security	CUSIP Numbers	Issuer/ Offeror	Reference U.S. Treasury Security	Reference Yield	Fixed Spread (basis points)	Total Consideration (1)(2)	Principal Amount Accepted
2.500% Senior Notes due 2020	585055BG0	Medtronic, Inc.	1.625% U.S.T. due 3/15/20	2.568%	15	$1,000.00	$1,768,138,000
4.20% Senior Notes due 2020	22303QAL4	Covidien International Finance S.A.	1.500% U.S.T. due 6/15/20	2.584%	15	$1,018.02	$350,090,000

Table 2: Maximum Tender Offer Notes

Title of Security	CUSIP Numbers	Issuer/ Offeror	Acceptance Priority Level (3)	Reference U.S. Treasury Security	Reference Yield	Fixed Spread (basis points)	Total Consideration (1)(2)	Series Tender Cap	Principal Amount Accepted
6.550% Senior Notes due 2037	22303QAH3	Covidien International Finance S.A.	1	3.375% U.S.T. due 11/15/48	3.068%	100	$1,321.54	$90,000,000	$90,503,000	(4)
6.50% Senior Notes due 2039	585055AQ9	Medtronic, Inc.	2	3.375% U.S.T. due 11/15/48	3.068%	105	$1,322.57	N/A	$117,051,000
5.550% Notes due 2040	585055AT3	Medtronic, Inc.	3	3.375% U.S.T. due 11/15/48	3.068%	90	$1,224.06	N/A	$194,090,000
4.625% Notes due 2044	585055BD7	Medtronic, Inc.	4	3.375% U.S.T. due 11/15/48	3.068%	80	$1,119.18	N/A	$473,406,000
4.500% Notes due 2042	585055AW6	Medtronic, Inc.	5	3.375% U.S.T. due 11/15/48	3.068%	85	$1,086.52	N/A	$271,350,000
4.625% Senior Notes due 2045	585055BU9	Medtronic, Inc.	6	3.375% U.S.T. due 11/15/48	3.068%	80	$1,123.45	N/A	$2,186,659,000	(4)
4.375% Senior Notes due 2035	585055BT2	Medtronic, Inc.	7	3.375% U.S.T. due 11/15/48	3.068%	70	$1,072.47	N/A	$0
4.125% Notes due 2021	585055AV8	Medtronic, Inc.	8	2.500% U.S.T. due 1/31/21	2.540%	15	$1,024.55	N/A	$0
4.000% Notes due 2043	585055AY2	Medtronic, Inc.	9	3.375% U.S.T. due 11/15/48	3.068%	90	$1,004.85	N/A	$0

(1)

Per $1,000 principal amount of Notes that are tendered and accepted for purchase. The Total Consideration for the 2.500% Senior Notes due 2020 based on the Fixed Spread would have been below $1,000, and is $1,000 pursuant to the terms of the Any and All Tender Offers.

(2)	The applicable Total Consideration includes the early tender premium of $30 per $1,000 principal amount of Notes.
(3)

The offers with respect to the Maximum Tender Offer Notes are subject to the Aggregate Maximum Purchase Price of $3.7 billion in aggregate purchase price and the Series Tender Cap. All references to the aggregate purchase price for the Maximum Tender Offer Notes include the applicable Total Consideration or Tender Offer Consideration (as defined below) and exclude applicable accrued interest and fees and expenses related to the Tender Offers. The Offerors will purchase an aggregate principal amount of Maximum Tender Offer Notes having an aggregate purchase price up to the Aggregate Maximum Purchase Price, subject to the Acceptance Priority Level and the Series Tender Cap as set forth in the table above.

(4)

Reflects the Company’s anticipated acceptance of additional Maximum Tender Offer Notes pursuant to its right to accept up to an additional 2% of the applicable securities without extending the Tender Offers.

The Tender Offers are subject to a financing condition that the Offerors shall have closed one or more debt financings resulting in net proceeds to the Offerors in an amount not less than the amount required, upon the terms and subject to the conditions of the applicable Tender Offer, to purchase all the Notes validly tendered and accepted for purchase in the Tender Offers and to pay accrued interest thereon and fees and expenses associated therewith. The Offerors expect to satisfy the financing condition upon the closing of the previously announced public offering of senior notes by Medtronic Global Holdings S.C.A., which is expected to occur on March 7, 2019, subject to customary closing conditions. The Company expects to issue a press release prior to the open of trading on the New York Stock Exchange on March 7, 2019 announcing satisfaction of the financing condition and accepting the Notes for purchase.

Notes not accepted for purchase will be promptly credited to the account of the registered holder of such Notes with The Depository Trust Company or otherwise returned in accordance with the Offer to Purchase.

All payments for Notes purchased in connection with the Early Tender Deadline will also include accrued and unpaid interest on the principal amount of Notes tendered up to, but not including, the early settlement date, which is currently expected to be March 11, 2019. In accordance with the terms of the Tender Offers, the withdrawal deadline was 5:00 p.m., New York City time, on March 5, 2019. As a result, tendered Notes may no longer be withdrawn, except in certain limited circumstances where additional withdrawal rights are required by law (as determined by the applicable Offeror).

Although the Tender Offers are scheduled to expire at 12:00 midnight, New York City time, on March 19, 2019 (one minute after 11:59 p.m., New York City time, on March 19, 2019), or any other date and time to which the applicable Offeror extends such Tender Offer, because holders of Maximum Tender Offer Notes subject to the Tender Offers validly tendered and did not validly withdraw Maximum Tender Offer Notes on or prior to the Early Tender Deadline for which the aggregate consideration payable exceeds the Aggregate Maximum Purchase Price, the Offerors do not expect to accept for purchase any tenders of Maximum Tender Offer Notes after the Early Tender Deadline. Holders of Any and All Notes who validly tender such notes following the Early Tender Deadline and at or prior to the applicable expiration date will only receive the applicable Tender Offer Consideration (the “Tender Offer Consideration”) for Notes accepted for purchase, which is equal to the applicable Total Consideration minus the applicable Early Tender Premium.

Information Relating to the Tender Offers

Barclays Capital Inc. and BofA Merrill Lynch are acting as the dealer managers (the “Dealer Managers”) for the Tender Offers. The information agent and tender agent is Global Bondholder Services Corporation (“Global Bondholder”). Copies of the Offer to Purchase and related offering materials are available by contacting Global Bondholder at (866) 470-4200 (U.S. toll-free) or (212) 430-3774 (banks and brokers). Questions regarding the Tender Offers should be directed to Barclays Capital Inc., Liability Management Group at (212) 528-7581 (collect) or (800) 438-3242 (toll free) or BofA Merrill Lynch, Liability Management Group, at (980) 387-3907 (collect) or (888) 292-0070 (toll-free).

None of the Offerors, the Company or their affiliates, their respective boards of directors or managing members, the Dealer Managers, Global Bondholder or the trustee with respect to any series of Notes is making any recommendation as to whether Holders should tender any Notes in response to any of the Tender Offers, and neither the Offerors nor any such other person has authorized any person to make any such recommendation. Holders must make their own decision as to whether to tender any of their Notes, and, if so, the principal amount of Notes to tender.

This press release shall not constitute an offer to sell, a solicitation to buy or an offer to purchase or sell any securities. The Tender Offers are being made only pursuant to the Offer to Purchase and only in such jurisdictions as is permitted under applicable law.

The full details of the Tender Offers, including complete instruction on how to tender Notes, are included in the Offer to Purchase. The Offer to Purchase contains important information that should be read by Holders of Notes before making a decision to tender any Notes. The Offer to Purchase may be downloaded from Global Bondholder’s website at http://www.gbsc-usa.com/Medtronic/ or obtained from Global Bondholder, free of charge, by calling toll-free at (866) 470-4200 (bankers and brokers can call collect at (212) 430-3774).

About Medtronic

Medtronic plc (www.medtronic.com), headquartered in Dublin, Ireland, is among the world’s largest medical technology, services and solutions companies - alleviating pain, restoring health and extending life for millions of people around the world. Medtronic employs more than 86,000 people worldwide, serving physicians, hospitals and patients in more than 150 countries. The company is focused on collaborating with stakeholders around the world to take healthcare Further, Together.

This press release contains forward-looking statements that are not historical in nature. Such forward looking statements are subject to risks and uncertainties, including the risks related to the acceptance of any tendered Notes, the expiration and settlement of the Tender Offers, the satisfaction of conditions to the Tender Offers, whether the Tender Offers will be consummated in accordance with terms set forth in the Offer to Purchase or at all and the timing of any of the foregoing, competitive factors, difficulties and delays inherent in the development, manufacturing, marketing and sale of medical products, government regulation and general economic conditions and other risks and uncertainties described in the Company’s periodic reports on file with the U.S. Securities and Exchange Commission including the most recent Annual Report on Form 10-K of the Company, as filed with the U.S. Securities and Exchange Commission. In some cases, you can identify these statements by forward-looking words, such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “looking ahead,” “may,” “plan,” “possible,” “potential,” “project,” “should,” “will,” and similar words or expressions, the negative or plural of such words or expressions and other comparable terminology. Actual results may differ materially from anticipated results. None of Medtronic plc, Medtronic, Inc., or Covidien International Finance, S.A. undertakes to update its forward-looking statements or any of the information contained in this press release, including to reflect future events or circumstances.

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